EXHIBIT 11.1

                          FORCENERGY INC
                COMPUTATION OF EARNINGS PER SHARE
                (in thousands, except per share data)

                                               For the Year Ended
Primary Earnings Per Share                         December 31,
                                              --------------------
                                                1996         1995
                                              --------    ---------
Net Income (Loss)                             $ 11,278    $ (1,853)
Weighted Average Common and
 Common Equivalent Shares Outstanding           19,726       12,910
Primary Earnings Per Share                    $    .57    $    (.14)


                                               For the Year Ended
Fully Diluted Earnings Per Share                  December 31,
                                              --------------------
                                                1996        1995
                                              ---------   ---------
Net Income (Loss)                             $ 11,278    $ (1,853)
Effect of conversion of 7%
 Exchangeable Subordinated Notes on
 interest expense                                4,407       4,420
Tax effect related to interest expense          (1,642)     (1,658)

Net Income (Loss) as adjusted                 $ 14,043    $    909
Weighted Average Common and
 Common Equivalent Shares Outstanding           22,568      15,526
Fully Diluted Earnings Per Share              $    .62    $    .06


Weighted Average Shares Outstanding
   (Fully Diluted EPS)                                December 31,
                                               --------------------
                                                1996          1995
                                               ------        ------
Weighted Average Common and
 Common Equivalent Shares Outstanding          22,568<F1>    12,910
Other Potentially Dilutive Securities:
  Conversion of 7% Exchangeable
   Subordinated Notes                              --         2,616
                                               22,568        15,526
[FN]
<F1>
Fully diluted weighted average shares outstanding calculation for 1996 assumes that the Exchangeable Notes conversion into 2,343,047 shares of common stock and exercises of options to purchase 323,503 shares of common stock occurred on January 1, 1996.
[/FN]